Exhibit 10.10

MEMORANDUM

To:	Mark Kornfilt
From:	Anjali Sud CEO, Vimeo
Re:	Offer of Employment
Date:	September 24, 2017

THIS MEMORANDUM (“Agreement”) sets forth the terms of an offer of employment by Vimeo, Inc. (“Vimeo,” the Company,” “we” or “us”) to you following the closing of the Transaction (defined below).

WHEREAS:

a.Company intends to acquire all or substantially all of the equity of Livestream, Inc. (“Livestream”) through a merger agreement and ancillary agreements among Company, Livestream, and certain shareholders of Livestream, including you (such acquisition, the “Transaction,” such agreements, the “Merger Agreements”);

b.You are co-founder, senior executive, and shareholder of Livestream, and you possess Confidential Information (defined below) about Livestream and its business;

c.Company wishes to retain your services following the closing of the Transaction (the “Closing”) and you wish to provide such services to operate the Livestream business, all on the terms set forth below; and

d.Each party agrees that this Agreement is material to its decision to enter into the Transaction.

NOW, THEREFORE, the parties agree as follows:

1.At Will Status; Conditions Precedent. You understand and agree that your employment hereunder shall be at all times on an “at will” basis, and nothing contained herein shall be construed as establishing a “contract of employment” (i.e., a contract for a fixed term of employment) between Company and you. This Agreement will commence upon the Closing. If the Closing does not occur, this Agreement shall be void and of no further effect.

2.Position. Beginning on the Closing (which shall also be your “start date”), you will be employed by Company or a subsidiary designated by Company (which may include Livestream) as General Manager, Live. You will report to Anjali Sud or to such other Company executive that the Company may designate from time to time. You will be employed at Livestream’s existing offices located at 195 Morgan Avenue, Brooklyn, New York or such other office based in the greater New York City area that the Company may designate.

3.Compensation. Beginning on the Closing, your base salary will be $325,000 per year, payable bi-weekly (or, if different, in accordance with Company’s payroll practice as in effect from time to time). You shall be eligible to receive a discretionary annual bonus of up to 50% of your base salary. Any bonus will be based upon individual as well as Company performance and will be prorated based upon start date. Company may, in its sole discretion, increase your compensation from time to time. Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to you hereunder, as may be required from time to time by applicable law, regulation, or order.

4.Equity. Following the Closing, you will be awarded stock appreciation rights (“SARs”) that will allow you to participate in the appreciation in the value of Company’s common equity. In particular, you will be awarded 500,000 SARs. The SARs will be subject to a vesting requirement, meaning that you must remain continuously employed by Company from and after the grant date through specific future dates in order to receive benefits from the SARs. Once vested, the SARs may only be exercised during certain exercise windows. The SARs will be governed exclusively by a formal award notice and related plan (specifically, the Vimeo, LLC 2012 Incentive Plan, as amended, and not by this Agreement), which will be furnished to you separately at the time the SARs are awarded.

5.Severance.

5.1.If your employment is terminated by Company without “cause” at any time or you resign for “good reason”, you will receive severance equal to three (3) months of your then-current salary. To be entitled to any severance hereunder, you must (a) execute Company’s standard severance agreement; and (b) if Company so requests, continue working for up to three (3) weeks after the notice by Company of your termination to ensure an orderly transition. For avoidance of doubt, the aforementioned notice period shall not run concurrently with the severance payment period (to the extent paid through salary continuance). The Company may, at its sole discretion, provide severance in a lump-sum or through salary continuance.

5.2.The term “cause” means: (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by you; provided, however, that after indictment, Company may suspend you from the rendition of services, but without limiting or modifying in any other way Company’s obligations hereunder; (ii) a material breach by you of a fiduciary duty owed to Company; (iii) a material breach by you of any of the covenants made by you herein; (iv) the willful or gross neglect by you of your material duties to Company; or (v) a violation by you of any Company policy pertaining to ethics, wrongdoing or conflicts of interest; provided, that in the case of conduct described in clauses (iii), (iv) or (v) above which is capable of being cured, you shall have a period of thirty (30) days after you are provided with written notice thereof in which to cure.

5.3.For purposes of this Agreement, “good reason” shall mean your resignation following the occurrence of one or more of the following, without your prior consent: (i) a reduction of your base salary; (ii) the relocation of your primary work location to an office that is outside New York City (the Company permitting you to work from your home shall not be considered “good reason”);; or (iii) a material diminution in your job duties, authority, or responsibilities.

6.Benefits and Vacation. Beginning on or before January 1, 2018 (the “Benefits Start Date”), you will be eligible for such employee benefits as Company may provide, subject to the terms and conditions of any relevant benefits plan document and Company’s policies as in effect from time to time for similarly situated employees. Before the Benefits Start Date, you will continue to receive benefits provided by Livestream immediately before the Closing. Company benefits currently include:

•Medical: We offer three national plan choices through Aetna (a Safety Net plan, a PPO plan, and a Healthfund Health Savings Account Plan) and HMOs in select areas for you and your dependents.

•Dental: We offer a choice of an HMO or PPO dental plan and our provider for both is Aetna.

•Vision: We offer coverage through “Vision Services Plan.”
•401(k): Our provider is Charles Schwab. Employees are eligible upon hire and will be automatically enrolled in the Plan at 4%. Employees are 100% vested on their 2- year anniversary and may contribute from 1%-50% of pay pre-tax, and 1%-10% of pay after-tax (in each case subject to federal limitations for such contributions). We match 50% of pre-tax contributions up to 6%.

•Life Insurance: All employees are covered for basic life insurance (at no additional cost), for 1.5 times their salary up to $500,000. Employees then have the option to purchase additional supplementary life insurance for themselves, a spouse/domestic partner, or child (for up to $500,000).

•Vacation/Personal Time Off: Exempt (salaried) employees based in the U.S. receive unlimited vacation/personal time-off, so long as they manage their workload and performance expectations, obtain manager pre-approval, and otherwise comply with the terms and conditions of the Company’s vacation/personal time-off policy.

•Mobile phone reimbursement: The Company will reimburse you for the reasonable cost of your mobile phone plan; you must provide your own mobile device at your own expense.

7.Policies; Confidentiality, Intellectual Property, and Non-Solicitation Agreement. During your employment, you will devote your full business time, attention, and energies to the performance of such duties as Company assigns to you commensurate with your position. During your employment, you shall adhere to the policies and standards of professionalism set forth in Company’s policies and procedures as they may exist from time to time. You will execute Company’s standard Employee Confidentiality, Intellectual Property, and Non-Solicitation Agreement upon or before commencing employment. The term “Confidential Information,” as used herein, shall have the same meaning as set forth in the Employee Confidentiality, Intellectual Property, and Non-Solicitation Agreement.

8.Restrictive Clauses.

8.1.Non-Competition. In consideration of your sale of shares in Livestream to Company and other promises contained in this Agreement, including the granting of SARs, and in light of the Company Confidential Information that you will have access to given your role, you hereby agree and covenant that, during your employment hereunder and for a period of EIGHTEEN (18) MONTHS thereafter (the “Restricted Period”), you shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity (defined below).

8.2.Definitions. A “Competitive Activity” means any business or other endeavor whose primary business model involves (a) the live streaming of video through online means; (b) the sale of hardware or software to facilitate the live streaming of video through online means; (c) the sharing of user generated video content, regardless of monetization model or distribution method; and/or (d) the streaming of prerecorded video content through online means. You shall be deemed to have become “engaged or associated with a Competitive Activity” if you become directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.

8.3.Exclusions. Notwithstanding Section 8.1, you may make and retain investments during the Restricted Period, for investment purposes only, in less than one percent (1%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System, provided that you are not otherwise affiliated with such corporation.

8.4.Non-Solicitation. You recognize that you will possess Confidential Information about other employees, consultants and contractors of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter- personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates. You recognize that the information that you will possess about these other employees, consultants and contractors is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by you because of your position with the Company. You therefore agree that, during your employment hereunder and for a period of EIGHTEEN (18) MONTHS thereafter, you will not, directly or indirectly, hire or solicit or recruit any employee of (i) the Company and/or (ii) its subsidiaries and/or affiliates with whom you have had direct contact during your employment hereunder, in each case, for the purpose of being employed by you or by any business, individual, partnership, firm, corporation or other entity on whose behalf you are acting as an agent, representative or employee and that you will not convey any such Confidential Information or trade secrets about employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of your duties hereunder.

8.5.Survival. The obligations contained in this Section 8 shall survive the termination or expiration of your employment with the Company as set forth therein. If it is determined by a court of competent jurisdiction that any restriction is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court (or arbitrator) to render it enforceable to the maximum extent permitted by applicable law.

8.1.Construction. You may, in connection with the Transaction or your execution of the Employee Confidentiality, Intellectual Property, and Non-Solicitation Agreement, agree to other non-competition and non-solicit covenants. It is the intention of the parties that you be bound by each restrictive covenant for the longest period possible and be subject to the most restrictive terms during the period of each such covenant.

9.Legal Compliance. You represent and warrant that you are able to work for Company and will not be breaching any law by doing so. Your employment will be contingent upon confirmation of your compliance with U.S. immigration law. The Company will, during your employment, pursue or continue to pursue an employment-based application for permanent U.S. residency (i.e., a Greencard) for you.

10.Choice of Law and Venue. This Agreement shall be governed by the law of the State of New York without regard to principles of conflicts of law. Any action by you or Company against the other, except for those actions subject to mandatory arbitration hereunder, shall be commenced in the state or federal courts located in New York County, New York.

11.Binding Arbitration. You and Company agree that any dispute relating to or arising out of this Agreement or your employment relationship with Company, except for disputes relating to or arising out of the obligations set forth in your Employee Confidentiality, Intellectual Property, and non-Solicitation Agreement or any grant of SARs, shall be fully and finally resolved by MANDATORY, BINDING ARBITRATION conducted by the American Arbitration Association in New York County pursuant to its then-current Employment Dispute Resolution Rules. Any lawsuit to enforce this arbitration clause or to confirm or vacate any arbitration award shall be commenced in the state or federal courts located in New York County, New York. This arbitration clause shall be governed by the Federal Arbitration Act.

12.General. This offer letter supersedes all prior and contemporaneous understandings, negotiations, and representations, whether written or oral, relating to the terms of your employment with Company, Livestream, or any subsidiary of either entity. In particular, the Employment Agreement between you and Mogulus LLC dated July 1, 2007 shall be deemed terminated and discharged to the fullest extent possible.

AGREED AND ACCEPTED:

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VIMEO, INC.

Signature:     /s/ Anjali Sud        Date: September 24, 2017
MARK KORNFILT

Signature:     /s/ Mark Kornfilt        Date: September 25, 2017

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